Exhibit 10.1

AGREEMENT

AGREEMENT, made effective as of March ___, 2024, between Linda Bassani, Danielle Lominy,

Christopher Parlow, each individually and, as applicable, in their respective roles as trustees, beneficiaries and/or executors of Dominic Bassani’s estate and/or various trusts set up by Domnic and/or Linda Bassani (together, the “Bassani Holders”) and Bion Environmental Technologies, Inc. (the “Company”).

WHEREAS the Bassani Holders believe it to be in their best interest and the best interest of the Company and its stockholders to assist in mitigation of dilution in relation to Bion’s transition to a new management team (in conjunction with similar desires by Mark Smith, an executive officer and director of the Company) by reduction of their aggregate beneficial ownership by up to approximately 30% (7,425,000 shares) in tranches as set forth below).

NOW, THEREFORE, in consideration of the various performances and promises set forth herein, and for other good and valuable consideration the receipt and sufficiency, of which is hereby acknowledged, the Bassani Holders and the Company agree to the below.

1.	Termination, Surrender and Cancellation of Certain Company Securities

a)	The Bassani Holders hereby represent to the Company that they (in their various roles and/or their respective minor children/grandchildren) owned, at December 31, 2023 (based on information provided by Bion) the following Bion securities held as is set forth below:
i.	Dominic Bassani (now deceased and/or his estate) and Linda Bassani are the beneficial holders of:
•	1,444.968 shares of the common stock of the Company (the “Common Stock”);
•	740,000 warrants carrying an exercise bonus equal to 90% of the exercise price (the “90% Warrants”), each representing the right to acquire one share of Common Stock;
•	475,000 warrants carrying an exercise bonus equal to 75% of the exercise price (the “75% Warrants”), each representing the right to acquire one share of Common Stock;
•	900,000 options carrying an exercise bonus equal to 90% of the exercise price (the 90% Options”), each representing the right to acquire one share of Common Stock;
•	2,125,000 options carrying an exercise bonus equal to 75% of the exercise price, each representing the right to acquire one share of Common Stock;
•	The 2020 Collateral Note (the “Collateral Note”), representing the right to acquire 735,320 shares of Common Stock and 490,459 warrants, each representing the right to acquire one share of Common Stock;
•	The 2015 Replacement Note 1 (“Replacement Note 1”), representing the right to acquire 269,305 shares of Common Stock;
•	The 2015 Adjusted Replacement Note 2 (“Replacement Note 2”), representing the right to acquire 222,962 shares of Common Stock; and
•	The right to acquire 770,792 shares of Common Stock upon the conversion of deferred compensation (the “Deferred Compensation”) in the amount of $652,252.15 (the “Right”)’ and

ii.	Danielle Lominy is the beneficial holder of:
•	570,000 shares of the common stock of the Company;
•	300,000 90% Warrants; and
•	1,857,935 75% Warrants.
iii.	Christopher Parlow is the beneficial holder of :
•	367,005 shares of the common stock of the Company;
•	400,000 90% Warrants; and
•	1,970,934 75% Warrants.
iv.	Bassani Holders (as trustees and/or beneficiaries) are the beneficial holder of:
•	3,000,000 75% Warrants;
•	1,000,000 90% Options, each representing the right to acquire one share of Common Stock; and
•	The 2020 Adjusted Convertible Note (the “Adjusted Note”), representing the right to acquire 4,819,276 shares of Common Stock and 3,214,457 warrants, each representing the right to acquire one share of Common Stock.

b)	The Bassani Holders hereby agree;
i.	To the conversion and/or cancellation of not less than 50% of the Collateral Note, Replacement Note 1, Replacement Note 2, the Right and the Adjusted Note (collectively the “Notes”) (the “2024 Conversions”) on or before June 30, 2024, and
ii.	To the extension of the maturity date until January 15, 2025 of any portion of the Notes not converted in the 2024 Conversions (“Remaining Notes”) and the conversion of the Remaining Notes on or before January 15, 2025 (the “2025 Conversion”), and
iii.	That other than the issuance of the securities underlying such instruments, none of the Bassani Holders and the Company will have any further rights or obligations under or related to such instruments, including, for the avoidance of doubt, the issuance or payment of any other cash, equity or other consideration by the Company to any of Bassani Holders or by any of Bassani Holders to the Company. The parties acknowledge that no event of default has occurred under any of the aforementioned instruments, and shall execute any such further documents, and perform such further acts, as many be reasonably necessary or appropriate to give full effect to the 2024 Conversions and the 2025 Conversion.

c) ‘Cancellations’:

i.       By July 1, 2024, the Bassani holders shall have provided the Company with an itemized list of securities listed in Section 1 a) above, which for the avoidance of doubt shall include the securities issued pursuant to the 2024 Conversions, to be cancelled, forfeited, terminated or waived, as applicable, that shall represent a total of not less than 4, 950,000 shares of Common Stock on an as exercised or converted basis as applicable, which represent not less than an aggregate of twenty percent (20%) of the Bassani ownership set forth above.

ii.       which amount shall be increased by not less than 1,237,500 shares (representing 5% of the Bassani Family holdings set forth above) within 10 business days after the Company informs the Bassani Holders in writing that it has raised not less than $500,000 equity in a private placement; and

iv.	which listed amount shall be increased by not less than a further 1,237,500 after the Company informs the Bassani Holders in writing that it has raised not less than $5,000,000from a strategic partner (and other investors).

2.	Indemnification

Each of the Bassani Holders shall have the right to indemnification and advancement of expenses by the Company described in Article VII of the Company’s bylaws, as adopted on December 29, 2021 (the “Bylaws”), that would be due to them, on an individual basis, as if each were a Proper Person (as defined in the Bylaws) acting in his or her official capacity as a director, officer, employee or agent on behalf of the Company n connection with any suit, action or proceeding (as defined in the Bylaws) in connection with this Agreement.

3.	General Provisions
a)	The parties hereto agree to cooperate with each other to facilitate all transactions related to this agreement.
b)	Each party represents and warrants to the other that the person signing this Agreement below has authority to bind the party to this Agreement. Furthermore, this agreement has been approved of by a quorum of the Board of Directors of the Company, which did not include Mark A. Smith. To the extent that the practices, policies, or procedures of the Company, now or in the future, are inconsistent with the terms of the Agreement, the provisions of this Agreement shall control.
c)	The validity, interpretation and performance of this Agreement shall be governed by the laws of Colorado.
d)	Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.
e)	In the event that any one or more of the provisions of this Agreement or any portions thereunder is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
f)	This Agreement contains all of the understandings and representations between the parties relating to the matters set forth herein from the effective date onwards. No modifications of this Agreement or any of its terms shall be effective unless in writing signed by the duly authorized representatives of the parties.
g)	This Agreement is intended to be fully binding when executed.

Linda Bassani	( ), in (his/her) capacity as Trustee of the Dominic Bassani 2019 Irrevocable Trust
By:
Linda Bassani

Danielle Lominy	Christopher Parlow
By:	By:
Danielle Lominy	Christopher Parlow

Bion Environmental Technologies, Inc.
By:
William O’Neill, CEO